EXHIBIT 10(p)

POST-TERMINATION AGREEMENT

AND COVENANT NOT TO COMPETE

This Post-Termination Agreement and Covenant Not to Compete (this “Agreement”) is entered into as of                  ,          by and between Wal-Mart Stores, Inc., its subsidiaries and affiliates (collectively, “Walmart”) and                                          (“Associate”).

RECITALS

WHEREAS, Walmart proposes that Associate: (a) be permitted to continue Associate’s at will employment with Walmart; and (b) receive a restricted stock award of $                     of Walmart shares of common stock (the “Restricted Stock Award”); and

WHEREAS, as consideration for and as a condition of: (a) Associate continuing Associate’s at will employment with Walmart; and (b) receiving the Restricted Stock Award (collectively, the “Special Items”), Associate is required to execute and deliver this Agreement to Walmart; and

WHEREAS, the parties agree that this Agreement shall supersede and replace in its entirety the Restricted Stock Grant, Post-Termination Agreement and Covenant Not to Compete between the Associate and Walmart dated                     , as amended by the Amendment to Agreement between the Associate and Walmart dated                      (collectively, the “Post-Termination Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the acknowledgments, covenants, representations, warranties and agreements contained herein and for other good and valuable consideration, including but not limited to the Special Items being conveyed to Associate by Walmart, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. ACKNOWLEDGMENTS. As part of this Agreement, the parties specifically acknowledge that:

(A) Walmart is a major retail operation, with stores located throughout the United States, territories of the United States and in certain foreign countries;

(B) Associate has served as                                          for a number of years, which appointment was made by the Walmart Board of Directors and which position is a key officer position appointed by the Walmart Board of Directors;

(C) As an essential part of its business, Walmart has cultivated, established and maintained long-term customer and vendor relationships and goodwill and competitive advantages, which are difficult to develop and maintain, have required and continue to require a significant investment of time, effort, and expense, and that can suffer significantly and irreparably upon the departure of key officers, regardless of whether the officer has been personally involved in developing or maintaining the relationships, goodwill or competitive advantages;

(D) In the development of its business, Walmart has expended a significant amount of time, money, and effort in developing, maintaining, and protecting private, sensitive, confidential, proprietary, and trade secret information including but not limited to, information regarding Walmart’s products or services, strategies, research and development efforts, logistics, transportation, selling and delivery plans, geographic markets, developing or potential geographic markets, developing or potential product markets, mergers, acquisitions, divestitures, data, business methods, computer programs and related source and object code, supplier and customer relationships, contacts and information, methods or sources of product manufacture, know-how, product or service cost or pricing, personnel allocation or organizational structure, business, marketing, development and expansion or contraction plans, information concerning the legal or financial affairs of Walmart, any other non-public information, and any other information protected by the Nondisclosure and Restricted Use Agreement executed by Associate (collectively, “Confidential Information”), the disclosure or misuse of which could cause irreparable harm to Walmart’s business, anticipated business, and its competitive position in the retail marketplace;

(E) Associate has had access to such Confidential Information in Associate’s current key officer position that would be of considerable value to Walmart’s global and domestic competitors and potential competitors and Associate will continue to have access to Confidential Information that would be of considerable value to Walmart’s global and domestic competitors and potential competitors; and

(F) Associate acknowledges that Walmart is entitled to take appropriate steps to ensure: (i) that its associates do not misappropriate or make any other improper use of Confidential Information; (ii) that no individual associate, competitor or potential competitor gains an unfair, competitive advantage over Walmart; and (iii) that its competitors and potential competitors do not improperly gain access to or make any use of Confidential Information in their efforts to compete against, or cause harm to, Walmart.

2. TRANSITION PAYMENTS. For purposes of this Agreement, the term “Transition Period” means a period of two (2) years from the effective date of Associate’s termination of employment with Walmart. If Walmart terminates Associate’s employment, Walmart will pay Associate during the Transition Period an amount equal to Associate’s base salary at the rate in effect on the date of termination (“Transition Payments”), subject to such withholding as may be required by law and subject to the conditions set forth in this Section 2. Transition Payments will commence and be paid at the times and in the amounts provided in Section 2(E).

(A) Transition Payments will not be paid if Associate is terminated as the result of Associate’s violation of any Walmart policy.

(B) No Transition Payments will be paid if Associate voluntarily resigns or retires from employment with Walmart.

(C) Given the availability of other programs designed to provide financial protection in such circumstances, Transition Payments will not be paid under this Agreement if Associate dies or becomes disabled. If Associate dies during the Transition Period, Transition Payments will cease, and Associate’s heirs will not be entitled to the continuation of such payments. Transition Payments will not be affected by Associate’s disability during the Transition Period.

(D) Associate’s violation of the obligations under Sections 4, 5 or 6, below, or any other act that is materially harmful to Walmart’s business interests during the Transition Period, will result in the immediate termination of the Transition Payments, the recovery of the Transition Payments already made, and any other remedies that may be available to Walmart.

(E) Transition Payments will be paid as follows:

(i) The first Transition Payment shall be an amount equal to six months of the Associate’s base salary, less applicable withholding, and shall be paid within thirty (30) days following termination; and

(ii) Subsequent Transition Payments shall commence on the first regularly scheduled pay period following six (6) months after Associate’s termination and shall be made during each regularly scheduled pay period thereafter during the Transition Period. Each Transition Payment shall be the amount which would have continued as part of Associate’s regular base salary, less applicable withholding, and shall be made in the regularly scheduled payroll cycle, subject to the terms and conditions of this Agreement.

(F) Receipt of Transition Payments will not entitle Associate to participate during the Transition Period in any other incentive, restricted stock, performance share, stock option, stock incentive, profit sharing, management incentive or other associate benefit plans or programs maintained by Walmart; except, that, Associate will be entitled to participate in such plans or programs to the extent that the terms of the plan or program provide for participation by former associates. Such participation, if any, shall be governed by the terms of the applicable plan or program.

3. BENEFITS. Associate will be eligible for all other payments and benefits accrued and owing at the time of termination. Participation in all other benefit programs available to current associates will end on the effective date of Associate’s termination, subject to Associate’s rights under COBRA to continue group medical and dental coverage for eighteen (18) months, pursuant to the terms of COBRA, which are currently extended to terminating Walmart associates.

4. COVENANT NOT TO COMPETE. Due to the strategic, sensitive and far-reaching nature of the Associate’s current position at Walmart, and the Confidential Information to which the Associate is and has been exposed, Associate agrees, promises, and covenants that:

(A) For a period of two (2) years from the date on which Associate’s employment with Walmart terminates, and regardless of the cause or reason for such termination, Associate will not directly or indirectly:

(i) own, manage, operate, finance, join, control, advise, consult, render services to, have a current or future interest in, or participate in the ownership, management, operation, financing, or control of, or be employed by or connected in any manner with, any Competing Business as defined below in Section 4(B)(i) and/or any Global Retail Business as defined below in Section 4(B)(ii); and/or

(ii) participate in any other activity that risks the use or disclosure of Confidential Information either overtly by the Associate or inevitably through the performance of such activity by the Associate; and/or

(ii) solicit for employment, hire or offer employment to, or otherwise aid or assist any person or entity other than Walmart in soliciting for employment, hiring, or offering employment to, any Officer, Officer Equivalent or Management Associate of Walmart, or any of its subsidiaries or affiliates.

(B) (i) For purposes of this Agreement, the term “Competing Business” shall include any general or specialty retail, grocery, wholesale membership club, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates that: (a) sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) or has plans to sell goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) within twelve (12) months following Associate’s last day of employment with Walmart in the United States; and (b) has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of U.S.D. $5 billion.

(ii) For purposes of this Agreement, the term “Global Retail Business” shall include any general or specialty retail, grocery, wholesale membership club, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates, that: (a) in any country or countries outside of the United States in which Walmart conducts business or intends to conduct business in the twelve (12) months following Associate’s last day of employment with Walmart, sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined); and (b) has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of U.S.D. $5 billion in any country pursuant to (B)(ii)(a) or in the aggregate equal to or in excess of U.S.D. $5 billion in any countries taken together pursuant to (B)(ii)(a) when no business in any one country has annual consolidated sales volume or revenues attributable to its retail operations equal to or in excess of U.S.D. $5 billion.

(iii) For purposes of this Agreement, the term “Management Associate” shall mean any domestic or international associate holding the title of “manager” or above.

(iv) For purposes of this Agreement, the term “Officer” shall mean any domestic Walmart associate who holds a title of Vice President or above.

(v) For purposes of this Agreement, the term “Officer Equivalent” shall mean any non-U.S. Walmart associate who Walmart views as holding a position equivalent to an officer position, such as managers and directors in international markets, irrespective of whether such managers and directors are on assignment in the U.S.

(C) Ownership of an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business and/or a Global Retail Business will not be deemed ownership or participation in ownership of a Competing Business and/or a Global Retail Business for purposes of this Agreement.

(D) The covenant not to compete contained in this Section 4 shall bind Associate, and shall remain in full force and effect, regardless of whether Associate qualifies, or continues to remain eligible, for the Transition Payments described in Section 2 above. Termination of the Transition Payments pursuant to Section 2 will not release Associate from Associate’s obligations under this Section 4.

5. FUTURE ASSISTANCE. Associate agrees to provide reasonable assistance and cooperation to Walmart in connection with any agency investigation, litigation or similar proceedings that may exist or may arise regarding events as to which Associate has knowledge by virtue of Associate’s employment with Walmart. Walmart will compensate Associate for reasonable travel, materials, and other expenses incidental to any such support Associate may provide to Walmart, at Walmart’s request.

6. PRESERVATION OF CONFIDENTIAL INFORMATION. Associate will not at any time, directly or indirectly, use or disclose any Confidential Information obtained during the course of Associate’s employment with Walmart and following the Associate’s termination of employment with Walmart, except as may be authorized by Walmart.

7. REMEDIES FOR BREACH. The parties shall each be entitled to pursue all legal and equitable rights and remedies to secure performance of their respective obligations and duties under this Agreement, and enforcement of one or more of these rights and remedies will not preclude the parties from pursuing any other rights and remedies. Associate acknowledges that a breach of the provisions of Sections 4 through 6, above, could result in substantial and irreparable damage to Walmart’s business, and that the restrictions contained in Sections 4 through 6 are a reasonable attempt by Walmart to protect its rights and to safeguard its Confidential Information. Associate expressly agrees that upon a breach or a threatened breach of the provisions of Sections 4 through 6, Walmart shall be entitled to injunctive relief to restrain such violation, and Associate hereby expressly consents to the entry of such temporary, preliminary, and/or permanent injunctive relief, as may be necessary to enjoin the violation or threatened violation of Sections 4 through 6. With respect to any breach of this Agreement by Associate, Associate agrees to indemnify and hold Walmart harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees, incurred by Walmart, and to return immediately to Walmart all of the monies previously paid to Associate by Walmart under this Agreement; provided, however, that such repayment shall not constitute a waiver by Walmart of any other remedies available under this Section or by law.

8. SEVERABILITY. In the event that a court of competent jurisdiction shall determine that any portion of this Agreement is invalid or otherwise unenforceable, the parties agree that the remaining portions of the Agreement shall remain in full force and effect. The parties also expressly agree that if any portion of the covenant not to compete set forth in Section 4 shall be deemed unenforceable, then the Agreement shall automatically be deemed to have been amended to incorporate such terms as will render the covenant enforceable to the maximum extent permitted by law.

9. NATURE OF THE RELATIONSHIP. Nothing contained in this Agreement shall be deemed or construed to constitute a contract of employment for a definite term. The parties acknowledge that Associate is not employed by Walmart for a definite term, and that either party may sever the employment relationship at any time and for any reason not otherwise prohibited by law.

10. ENTIRE AGREEMENT. This document, along with the most recent Non-Disclosure and Restricted Use Agreement executed by and between the parties (the “Ancillary Agreement”), contain the entire understanding and agreement between Associate and Walmart regarding the subject matter of this Agreement and the Ancillary Agreement. This Agreement, together with the Ancillary Agreement, supersede and replace any and all prior understandings or agreements between the parties regarding this subject, including the Post-Termination Agreement, and no representations or statements by either party shall be deemed binding unless contained herein or therein.

11. MODIFICATION. This Agreement may not be amended, modified, or altered except in a writing signed by both parties or their designated representatives.

12. SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of, and will be binding upon, Walmart, its successors and permitted assigns, and on Associate and Associate’s heirs, successors, and permitted assigns. No rights or obligations under this Agreement may be assigned to any other person without the express written consent of all parties hereto.

13. COUNTERPARTS. This Agreement may be executed in counterparts, in which case each of the two counterparts will be deemed to be an original.

14. GOVERNING LAW AND VENUE. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware law concerning the conflicts of law. The parties agree that any action relating to the interpretation, validity, or enforcement of this Agreement shall be brought in the courts of the State of Delaware, County of New Castle, or in the United States District Court of Delaware, and the parties hereby expressly consent to the jurisdiction of such courts and agree that venue is proper in those courts. The parties do hereby irrevocably: (a) submit themselves to the personal jurisdiction of such courts; (b) agree to service of such courts’ process upon them with respect to any such proceeding; (c) waive any objection to venue laid therein; and (d) consent to service of process by registered mail, return receipt requested. Associate further agrees that in any claim or action involving the execution, interpretation, validity, or enforcement of this Agreement, Associate will seek satisfaction exclusively from the assets of Walmart and will hold harmless all of Walmart’s individual directors, officers, employees, and representatives.

15. STATEMENT OF UNDERSTANDING. By signing below, Associate acknowledges: (i) that Associate has received a copy of this Agreement, (ii) that Associate has read the Agreement carefully before signing it, (iii) that Associate has had ample opportunity to ask questions concerning the Agreement and has had the opportunity to discuss the Agreement with legal counsel of Associate’s own choosing, and (iv) that Associate understands the rights and obligations under this Agreement and enters into this Agreement voluntarily.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

WAL-MART STORES, INC.	[Name of Associate]

By:
Name:
Title:

SCHEDULE TO EXHIBIT

This Schedule of Named Executive Officers Who Have Executed a Post-Termination Agreement and Covenant Not to Compete is included pursuant to Instruction 2 of Item 601(a) of Regulation S-K for the purposes of setting forth the material details in which the specific agreements differ from the form of agreement filed herewith as Exhibit 10(p).

Named Executive Officer	Date of Agreement	Value of Restricted Stock Award Granted in Connection with Agreement
William S. Simon	March 30, 2010	$2,000,000
C. Douglas McMillon	January 19, 2010	$2,000,000
Eduardo Castro-Wright	January 19, 2010	$2,000,000
Charles M. Holley, Jr.	March 24, 2010	$1,000,000